Exhibit (d)(9)

AMERICAN DENTAL PARTNERS, INC.
AMENDED AND RESTATED 1996 DIRECTORS STOCK OPTION PLAN AGREEMENT

American Dental Partners, Inc., a Delaware corporation (the “Company”), has granted as of the Grant Date set forth at the end of this agreement (the “Grant Date”) to [                     ] (the “Participant”) an option (the “Option”) to purchase [            ] shares of the Company’s common stock, $.01 par value (the “Shares”), for a purchase price of $[        ] per Share. The Option has been granted pursuant to the American Dental Partners, Inc. Amended and Restated 1996 Directors Stock Option Plan dated February 17, 1997 (the “Plan”), which is administered by the Committee (as defined in §2 of the Plan), and shall include and be subject to all provisions of the Plan, which are hereby incorporated herein by reference. The Option shall also be subject to the following provisions of this agreement:

§1.    Vesting.  The Option shall be exercisable only with respect to the Shares which have become “vested” from time to time under this agreement. The Option shall become vested with respect to the following percentage of the total number of Shares subject to the Option (computed cumulatively and rounded to the nearest whole number of Shares) on the following dates, respectively:

Vesting Date:	Percentage of Shares Becoming Available for Exercise	Cumulative Percentage Available

§2.    Term.  The Option shall expire on tenth anniversary of the Grant Date to the extent not previously exercised or terminated.

§3.    Method of Exercise.  At any time when the Option is exercisable under the Plan and this agreement, and subject to any applicable restrictions on exercise of the Option under the Plan or this agreement, the Option shall be exercisable from time to time during the term of the Option by written notice to the Company at its principal office, which shall:

(a)    State that the Option is being exercised by that notice and specify the number of Shares with respect to which the Option is being exercised, the name of each person in whose name any certificates for the Shares should be registered, his address, and his social security number;

(b)    Be signed by the person entitled to exercise the Option and, if the Option is being exercised by anyone other than the Participant, be accompanied by proof satisfactory to counsel for the Company of the right of such person to exercise the Option under the Plan and all applicable laws and regulations; and

(c)    Contain representations and agreements with respect to the investment intention of such person in form and substance satisfactory to counsel for the Company.

§4.    Payment of Price.  Upon exercise of the Option with respect to any of the Shares, payment of the purchase price for such Shares as provided in the Plan, and compliance by the Participant with all other applicable provisions of the Plan and this agreement, the Company shall issue the Shares to the specified person or persons as provided in the Plan.

§5.    Transferability.  The Option shall not be transferable by the Participant except as provided in the Plan. Unless transferred as provided in the Plan, the Option shall be exercisable during the lifetime of the Participant (subject to any other applicable restrictions on exercise) only by the Participant (or his legal representative) for his own account.

§6.    Restrictions.  The Option and any Shares issued upon exercise of the Option shall be subject to all restrictions in this agreement or in the Plan, including without limitation the restrictions in §24 of the Plan. As a condition of any exercise of the Option, the Committee may require the Participant or his successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by counsel for the Company.

§7.    Nonqualified Stock Option.  The Option is not intended to qualify as an incentive stock option under §422 of the Internal Revenue Code of 1986, as amended.

AMERICAN DENTAL PARTNERS, INC.

Grant Date: , 20	By:
Gregory A. Serrao President and Chief Executive Officer

ACCEPTANCE OF AGREEMENT

The Participant, as of the Grant Date set forth above, hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered to the Participant or is attached to this agreement, and represents to the Company that he is familiar with all provisions of the Plan; and (b) accepts this agreement and the Option granted to him under this agreement subject to all provisions of the Plan and this agreement.

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